Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182216

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 2, 2012)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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This Prospectus Supplement supplements the information provided in our Prospectus dated July 2, 2012 (the “Prospectus”) as supplemented by our prior Prospectus Supplement dated October 5, 2012 (the “2012 Supplement”). This Prospectus Supplement should be read in conjunction with the Prospectus and the 2012 Supplement, which are to be delivered with this Prospectus Supplement.

As of December 9, 2013, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $52,567,028 based on 167,686,959 shares of outstanding common stock, less approximately 3,414,997 shares held by affiliates, and a price of $0.32 per share, which was the last reported sale price of our common stock on the NYSE MKT on December 9, 2013. Pursuant to General Instruction I.B.6 of Form S-3, in no event during the period of twelve calendar months immediately prior to, and including, the date of any sales under this prospectus supplement, will we sell our common stock in a public primary offering with a value exceeding more than one-third of the aggregate market value of the common stock held by non-affiliates so long as our public float remains below $75 million. We have offered and sold no securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months prior to and including the date of this prospectus supplement.

You should read “Risk Factors” beginning on page S-3 of the 2012 Supplement and the risk factors described in other documents incorporated by reference therein before buying our securities.

The date of this prospectus supplement is December 10, 2013.